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                                                                 Exhibit (m)(19)

[GRAPHIC APPEARS HERE]

                         BEAR, STEARNS SECURITIES CORP.

                           SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

In this Agreement, "you" refers to The RBB Fund, Inc. an open-end investment company for classes and series thereof as listed on Schedule A hereto, as amended from time to time (collectively, the "Funds" or, individually, a "Fund"). "We" or "us" refers to Bear, Stearns Securities Corp. ("Bear Stearns"). "Distributor" refers to PFPC Distributors, Inc. The Distributor is a party hereto exclusively with respect to the payment of fees and approval of sales materials pursuant to Sections 2 and 5 and Schedule A herein. You have invited us to become a selected dealer to distribute shares of the Funds on the following terms:

1.      Purchases of Fund Shares for Sale to Customers

        (a) You acknowledge and we agree that all orders processed by us to purchase, sell or exchange Fund shares shall be made only to cover orders that we receive from:

            (i) Bear, Stearns & Co. Inc. ("BS&Co.") for its customers ("BSC Customers"); and

            (ii) broker-dealers unaffiliated with us for which we provide clearing services ("Introducing Brokers") for their customer and proprietary accounts ("Introduced Customers").

This Agreement hereinafter refers to BSC Customers and Introduced Customers collectively as ("Customers").

        (b) We acknowledge that sales of shares of the Funds may be subject to minimum investment requirements applicable to each order. BS&Co. shall be responsible for ensuring that orders for BSC Customers comply with any such requirements. The parties acknowledge and agree that Introducing Brokers are solely responsible for ensuring that orders for their Introduced Customers are in compliance with such requirements. We agree that all such orders are to be cleared at the applicable public offering price described in the prospectus and statement of additional information ("SAI") of such Funds in effect on the date of the sale (the prospectus and SAI as of any such sale date or of any applicable redemption or repurchase date being sometimes referred to together herein as the "then-current prospectus"). You understand that we assume no responsibility or liability for the determination of the applicable offering price.

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        (c) We shall not withhold placing Fund purchase orders that we receive so as to profit ourselves as a result of such withholding (e.g., by a change in the net asset value per share ("NAV") from that used in determining a Fund's public offering price).

        (d) We understand that all orders are subject to acceptance or rejection by you or the Fund in the sole discretion of either. No conditional order will be accepted by the Fund on any basis other than a definite price. The handling of orders by the parties shall be subject to such procedures as may be mutually agreed upon in writing from time to time.

        (e) We will process orders for the purchase, exchange or redemption of Fund shares, including cancellations of previously entered orders, only to cover purchase orders or redemption orders that we have previously received from Customers only if: (i) we receive such orders by the earlier of 4:00 p.m. New York time or such other time as determined by us or required by the applicable prospectus and (ii) you have accepted the order for processing on that day.

        (f) BS&Co. and Introducing Brokers that enter orders for processing by the Bear Stearns Mutual Funds Routing System are required to indicate the time an order was received by such broker. We shall promptly transmit to you or your designee orders received by us that we have agreed to process. Such orders may be executed by you or your designee at the NAV next determined by you or your designee that same day after receipt of such order from us, in accordance with the then-current prospectus of the applicable Fund.

        (g) Payment for Fund shares that Customers purchase shall be made on the settlement date specified in your confirmation by New York Clearing House Funds or by Federal Funds wire. If you do not receive such payment, you reserve the right, with prior notice, either to cancel the sale, or, at your option, to sell the shares ordered back to the relevant Fund, and in either case, you may hold us responsible for any direct loss suffered by you or by the Fund resulting from our failure to make payment as aforesaid. You shall provide such notice by contacting our Mutual Fund Operations Department, Attention: James DelVecchio (telephone number 347-643-2216; facsimile number 917-849-0169) and Anthony Rini (telephone number 347-643-2363; facsimile number 917-849-0036).

        (h) We agree that you are not responsible for evaluating and determining whether a transaction in Fund shares is a suitable transaction for each Customer. We represent that we obtain undertakings from each Introducing Broker that, among other things: (i) the Introducing Broker shall restrict Introduced Customers from engaging in short-term trading and market timing with respect to mutual fund shares or any activity that is inconsistent with applicable law or the relevant Fund's prospectus; and (ii) the Introducing Broker is solely responsible for knowing the essential facts of each Introduced Customer and determining whether a transaction in Fund shares is a suitable transaction for each Introduced Customer and whether an Introduced Customer is entitled to receive any sales load breakpoints with respect to the purchase of the Fund shares in which they are invested.

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2.      Selling Procedures/Sales Materials

        (a) "Sales Material," as used in this Agreement, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer or advisor use only) or retail use.

        (b) Neither BS&Co. nor Bear Stearns shall make any written representations regarding a Fund without your prior written consent, except as follows:

            (i) BS&Co. and Bear Steams may make representations (including oral representations) concerning the Funds or their securities that are contained in the then-current prospectus or any Sales Materials that you furnish relating to the Funds. You agree to notify us in writing at the address specified in paragraph (c) of any change to the prospectus or SAI of each Fund, specifying such change, at least 10 days before making such change, provided that if such notice is not reasonably practicable, you may provide us with such notice within such other period as is reasonable under the circumstances, but, in any event, not later than concurrently with such change.

            (ii) BS&Co. and Bear Steams may refer to any Fund as part of a list of mutual funds available through an investment program that BS&Co. or Bear Stearns sponsors.

        (c) Based on the Sales Materials and then-current prospectus, BS&Co. and Bear Stearns may prepare, or have a vendor prepare, material that describes and analyzes information about each Fund ("Fund Profile"). BS&Co. or Bear Stearns will provide the Distributor with a copy of each Fund Profile for the Distributor's written approval, which approval the Distributor shall not unreasonably withhold. Once the Distributor has approved a Fund Profile, BS&Co. or Bear Steams will, in its discretion, decide how to use the Fund Profile, which may include making it available to current and prospective Customers. After receiving your initial approval of a Fund Profile, we will modify and/or update that Fund Profile periodically and send it to you for approval. The Fund Profile, as modified or updated, will be deemed approved upon receipt of the Distributors written approval. Neither BS&Co. nor Bear Stearns shall be liable to you with respect to any information contained in any approved Fund Profile.

        (d) You or your designee agree to supply to us at your expense copies of the then-current prospectus, SAI, shareholder materials, periodic reports and proxy statements for each of the Funds and any printed supplemental material in sufficient quantities upon our request. We agree to deliver copies of the above materials to current and potential Customers in accordance with applicable law and the rules of the Securities and Exchange Commission ("SEC"). Further, you or your designee agree to provide to us with copies of the most recent amended or supplemented prospectus and SAI of each Fund, and such other SEC filing as we may request, in

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sufficient quantities upon our request. You shall send these materials to us at
Bear, Stearns Securities Corp., 383 Madison Avenue, New York, NY 10179,
Attention: Alana Rancourt.

        (e) You agree not to distribute any Sales Materials (other than copies of the then-current prospectus) to any employee of BS&Co. or any other broker that you know or have reason to know is an Introducing Broker unless the distribution of such materials has been approved in writing by us. Neither BS&Co. nor Bear Stearns assumes any responsibility or liability either for the representations contained in or any omissions from any such materials or for representations in or any omissions from the relevant then-current prospectus.

3.      Redemption/Repurchase/Transfer of Fund Shares and Exchanges

        (a) If we process orders from Customers for the redemption of shares by a Fund or for repurchase by you, we agree to pay these Customers not less than the applicable NAV (i.e., the currently quoted NAV minus any applicable sales charges or redemption fees) determined as set forth in the then-current prospectus of the Fund. You understand that we assume no responsibility or liability for the determination of any Fund's NAV.

        (b) We shall not withhold placing redemption or repurchase orders received from Customers so as to profit ourselves as a result of such withholding (e.g., by a change in a Fund's NAV from that used in determining the public offering price to Customers).

        (c) Redemption and repurchase orders are subject to such procedures as may be mutually agreed upon from time to time, provided that any order that we place regarding the redemption or repurchase of Fund shares is subject to your or the Fund's transfer agent's timely receipt of all required documents.

        (d) When shares of a Fund are held in the name of a Customer directly at the Fund's transfer agent, and the Customer requests that the shares be transferred to the name of Bear Stearns as nominee, you undertake to effect the transfer as soon as practicable. You further agree to provide to us as soon as practicable, upon our request, the account history in connection with processing any such transfer request.

        (e) Exchanges of shares between Funds will be effected in the manner and subject to the restrictions and charges described in the then-current prospectuses of the relevant Funds. The handling of exchanges will be further subject to such other procedures as may be mutually agreed upon from time to time.

4.      Pricing Errors

You agree to notify us promptly whenever a material error, as defined in the Funds' pricing error correction policy, is made in the pricing of shares of a Fund and to indemnity us, hold us (and our affiliates, officers, directors, agents and employees) harmless from and against, and pay promptly on demand any and all losses (including, but not limited to, any losses suffered by our clients), claims, damages, liabilities or expenses (including reasonable attorneys' fees and expenses and any additional mutually agreed costs and expenses related to the price correction,

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such as research costs, expenses related to developing computer software specifically for the price correction, processing overtime and notices to Customers) to which we or BS&Co. may become subject insofar as any such loss, claim, damage, liability or expense arises out of or is based on any material error, as defined in the Funds' pricing error correction policy or alleged material error made in the pricing of shares of a Fund, in accordance with the Funds' pricing error correction policy.

5.      Compensation

We understand that you will compensate us in accordance with the terms set forth below, as applicable, in the case of purchases made for Customers when:

            (i) an order for the purchase of Fund shares is obtained by BS&Co. or an Introducing Broker and we remit it to you;

            (ii) a subsequent investment is made to an account established by BS&Co. or an Introducing Broker; or

            (iii) shares of a Fund are held by a Customer directly at the Fund's transfer agent when we are listed as the broker-dealer of record.

        (a) Certain of the Funds may have adopted or may, in the future, adopt a plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). To the extent we provide services under the terms of the Plan in connection with the sale of a Fund's shares or servicing of the accounts of Customers, the Distributor shall pay us a fee as set forth in Schedule A hereto and upon the terms and conditions as set forth in the Plan and in the then-current prospectus of such Fund. The Distributor agrees to pay to us any applicable Rule 12b-1 fees as stipulated in Schedule A hereto.

This Section 5 shall survive the termination of this Agreement with respect to any unpaid obligations at the time of termination.

6. Broker-Dealer Registration and Licensing; NASD Membership; Status of Bear Stearns

        (a) Bear Stearns and the Distributor each represents and warrants that
(i) it is registered and/or licensed as a broker and/or dealer under federal and applicable state laws and (ii) it is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD").

        (b) Bear Stearns and the Distributor each agrees to notify the other immediately if it ceases to be registered or licensed as a broker or dealer or fails to be a member in good standing of NASD. Expulsion or suspension of Bear Stearns or the Distributor from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension.

        (c) Bear Stearns and the Distributor each agrees to abide by the rules and regulations of NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules.

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        (d) You acknowledge that we, as a clearing broker, clear trades placed by Introducing Brokers.

7.      Compliance with Regulatory Requirements

You represent and warrant to us that:

        (a) Each Fund has filed a registration statement (a "Registration Statement") with the SEC relating to its shares under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, including a prospectus and an SAI. The Registration Statement (including the prospectus and the SAI) conforms in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder.

        (b) To the extent required by law, each Fund is registered and its shares are qualified for sale in all states and territories of the United States unless we are notified in writing to the contrary. We may rely solely on such representation in processing orders for Fund shares, but you assume no responsibility or obligation as to BS&Co.'s or Introducing Broker's rights as broker-dealers to sell shares of the Funds in any state or jurisdiction. We acknowledge that BS&Co. and Introducing Brokers have represented that they will comply with applicable federal and state laws and regulations in effecting transactions in Fund shares.

        (c) The then-current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with the rules and regulations of NASD, including, without limitation, disclosure of all compensation of the type described in Section 5 hereof, as required by NASD Conduct Rule 2830. Such fees and charges will be in compliance with the rules and regulations of NASD, including, without limitation, NASD Conduct Rule 2830.

        (d) Each investment adviser of a Fund is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and in any state where registration is required.

        (e) The Registration Statement (including the prospectus and SAI) and any Sales Materials relating to the Fund do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

        (f) All Sales Materials will comply in all material respects with the rules and regulations of the SEC, NASD and any states having such rules and regulations and will be filed with NASD or the SEC and the relevant states as required by the rules and regulations of NASD, the SEC and such states, respectively.

        (g) The foregoing representations and warranties will be true and correct at all times during the term of this Agreement (with references to the Registration Statement being deemed to refer to the Registration Statement in effect at the time such reference is made and to the then-current prospectus of the Fund).

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8.      Limitation of Liability

        (a) The parties to this Agreement shall not be liable for any error of judgment or mistake of law or for any loss that you suffer in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of duties or from reckless disregard of obligations and duties under this Agreement.

        (b) In no case shall any party to this Agreement be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages that it may suffer in connection with the matters to which this Agreement relates, and the parties to this Agreement hereby irrevocably and unconditionally waive any right to claim and recover any such damages, even if the waiving party informed the other parties of the possibility or likelihood of such damages.

        (c) In no case shall the parties to this Agreement be responsible for any losses caused, directly or indirectly, by suspension of trading, wars, civil disturbances, terrorism, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, specialists, markets, clearance organizations or information providers, loss of data, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental, exchange or self-regulatory organization laws, rules or actions, or any other causes beyond the control of the parties to this Agreement that may prevent or delay the performance of our obligations.

9.      Indemnification

        (a) You agree to indemnify and hold harmless Bear Stearns, its affiliates, officers, directors, agents, and employees of Bear Steams, and any person who is or may be deemed to be a controlling person of Bear Stearns (each a "Bear Steams Indemnified Person") and Introducing Brokers against any and all losses, claims, damages, liabilities or expenses (including reasonable costs of investigation and reasonable attorneys' fees and expenses) (collectively, "Losses") to which a Bear Stearns Indemnified Person may become subject under the 1933 Act, the 1940 Act, or otherwise, insofar as any such Losses (or actions with respect thereto) arise out of, related to or are based on:

            (i) any untrue statement of a material fact or alleged untrue statement of a material fact contained in any Registration Statement of any Fund (including any prospectus or SAI that is part of any such Registration Statement) or any amendment or supplement thereto or in any Sales Material relating to a Fund provided to us or Introducing Brokers, as the case may be, by you (whether or not we have approved the use of such Sales Materials), or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. This indemnity agreement will be in addition to any liability that you may otherwise have. No indemnity by you hereunder shall apply in respect of any prospectus, SAI or Sales

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                  Materials used at a time not authorized under the 1933 Act or the regulations adopted thereunder, provided that you have timely informed us in writing that there is no such authorization;

            (ii) any material breach by you of any representation or warranty contained in this Agreement; or

            (iii) any gross negligence or willful act or omission by you in connection with the discharge of your obligations under this Agreement.

        (b) Subject to the limitations set forth in Section 8, we agree to indemnify and hold harmless you, any Fund and any of the officers, directors, trustees, employees and agents of you or the Fund, and any of their control persons (each a "Fund Indemnified Person"), from and against any Losses to which any Fund Indemnified Person may become subject insofar as such Losses (or actions with respect thereto) arise solely out of or are based solely upon:

            (i) any material breach by us of any representation or warranty contained in this Agreement; or

            (ii) any gross negligence or willful act or omission by us in connection with the discharge of our obligations under this Agreement.

        (c) (i) If a Bear Stearns Indemnified Person or a Fund Indemnified Person (an "Indemnified Person") seeks indemnity under this
                  Section 9, the Indemnified Person shall, promptly after receipt of notice of commencement of any action, suit or proceeding against the Person (collectively, the "Action"), give written notice of the commencement of the Action to us or to you (as the case may be) (the "Indemnifying Party"), but the omission so to notify the Indemnifying Party shall not relieve that Party from any such obligation that it may otherwise have except to the extent such failure by an Indemnified Person to provide notice has irrevocably prejudiced the Indemnifying Party.

            (ii) In case written notice of an Action shall be so given, the Indemnifying Party shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of such action, in which event such defense shall be conducted by counsel (satisfactory to the Indemnified Person) chosen by the Indemnifying Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any action in which the named parties (including any implied parties) include both the Indemnifying Party and an Indemnified Person and in which counsel to either the Indemnifying Party or the Indemnified Person has advised that there may be legal defenses available to the Indemnified Person that differ in nature or number from those available to the Indemnifying Party.

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            (iii) If the Indemnifying Party does not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of different defenses, the Indemnifying Party will reimburse the Indemnified Person for the reasonable fees and expenses of any counsel retained by that Person. Payment (other than the reimbursement of the Indemnified Person's legal and other related fees and expenses, which will be payable to the Indemnified Person upon receipt of the Indemnified Person's invoice related to those fees and expenses) shall be made upon any final determination of liability resulting from such claim or misstatement or omission by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such a claim.

            (iv) In any action in which the Indemnifying Party has elected to assume the defense, the Indemnified Person shall bear the fees and expenses of any additional counsel that the Person retains, unless either the Indemnifying Party or the Indemnified Person has retained separate counsel because there are legal defenses available to the Indemnifying Party that differ in nature or number from those available to the Indemnified Person, in which case the Indemnifying Party shall bear the fees and expenses of the Indemnified Person's counsel as well.

        (d) This Section 9 shall survive the termination of this Agreement.

10.     Termination and Assignment

Either party hereto may terminate this Agreement upon 30 days' prior written notice to the other. This Agreement shall be in substitution of any prior agreement between the parties hereto regarding the distribution of Fund shares. Neither party may assign this Agreement if the assignment would result in the termination of this Agreement under federal law. You may, upon 30 days prior written notice to us, assign this Agreement to your affiliates, subsidiaries or companies under common control. We may assign this Agreement to our affiliates, subsidiaries or companies under common control without your consent, upon written notice to you.

11.     Miscellaneous

        (a) Neither BS&Co. nor Bear Stearns is acting as underwriter or principal for Fund shares under this Agreement, and neither such party is in any way responsible for the manner of your performance or for any of your acts or omissions in connection therewith. In any transaction in Fund shares under this Agreement (other than transactions for our own account or the account of an Introducing Broker), we, BS&Co. or the Introducing Broker act solely as agent for Customers, provided that, we shall be your limited agent for the purpose of receiving, through BS&Co. or Introducing Brokers, purchase, sale and exchange orders for Fund shares from Customers. Nothing shall constitute us as a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with you.

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        (b) Each Fund reserves the right in its discretion and you reserve the right, in your discretion and without notice to us, subject to applicable law, to suspend sales or redemptions or to withdraw the offering of shares of the Fund.

        (c) All communication and notices shall be sent to us at our offices at Bear, Steams Securities Corp., 383 Madison Avenue, New York, NY 10179,
Attention: Alana Rancourt (facsimile number 917-849-0670), and to you at the address you have provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was either delivered personally to the other party or was either received by express delivery or facsimile by the other party at his or her address specified in this Agreement. Either party may change the address to which communications and notices to it shall be sent by giving notice thereof in accordance with this provision.

        (d) We may amend this Agreement in writing by mutual consent, at any time and from time to time, to add additional Fund(s) to Schedule A hereof by delivery to you of a new or amended Schedule A containing the names of the additional Fund(s). However, such amendment shall only become effective and part of this Agreement and be deemed binding upon the first sale by us of any shares of such additional Fund.

        (e) This Agreement shall become effective as of the date when it is executed and dated by you below. This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of law principles, provided that no provision of this Agreement shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

        (f) If a dispute arises between us and you with respect to this Agreement that the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then current NASD Code of Arbitration Procedure (the "NASD Code"). The parties hereto agree, that (i) to the extent permitted by the NASD Code, the arbitrator(s) shall be selected from the securities industry, (ii) any such arbitration shall be conducted in New York, New York, and (iii) judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        (g) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

        (h) Each party agrees to preserve the confidentiality of any and all materials and information furnished by the other party in connection with this Agreement and undertakes to not use such information or disclose such information to any third party except in connection with

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the functions performed by it pursuant to this Agreement. The parties agree that the provisions of this paragraph shall not apply to any information that is: (i) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (ii) known to the receiving party prior to disclosure by the disclosing party; (iii) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; (iv) required to be disclosed under applicable law, regulatory inquiry or judicial process; or (v) otherwise publicly available through no fault or breach by the receiving party.

        (i) We represent that The Bear Stearns Companies, Inc. ("TBSCI") has policies, procedures and internal controls in place to ensure its compliance with the provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act ("AML Law"), that are applicable to us and BS&Co., and that it maintains a customer identification program, as required by Section 326 of the USA PATRIOT Act, with respect to BSC Customers, that includes reasonable procedures to determine whether "Customers" (as such term is defined in said Section 326) who purchase shares are named on a list of prohibited countries, territories, entities and individuals maintained by the U.S. Treasury Department's Office of Foreign Assets Control (www.treas.gov/ofac). You may rely on TBSCI's administration of its customer identification program, except to the extent that you are precluded by law (e.g., the rules, regulations or executive orders issued by the US Treasury that are administered by OFAC) from such reliance such as, at present and solely by way of example, reliance upon our screening customers against government lists of prohibited persons. We further represent that we obtain written undertakings from our Introducing Brokers to comply with AML Law to know their Customers, their source and use of funds, and to monitor for and report suspicious activities.

You represent that you have policies, procedures and internal controls in place to ensure your compliance with the applicable provisions of AML Law.

Each party will re-certify its AML representation to the other party on an annual basis, upon reasonable written request of the other party.

        (j) Each party hereby represents and warrants that: (a) it is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; (b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for its lawful execution, delivery and performance have been obtained; and (c) upon the due and valid execution and delivery of this Agreement by both parties, this Agreement will constitute a valid and binding agreement, enforceable against both parties in accordance with its terms.

        (k) We will (i) maintain all records required by law and, upon request by you, promptly make such of these records available to you, as you may reasonably request in connection with your operations, subject to any obligation to keep such records confidential under applicable laws, rules or regulations, including without limitation, Regulation S-P under the Securities Exchange Act of 1934, or any of our internal privacy policies and procedures dealing with institutional clients not covered by Regulation S-P; and (ii) upon request by you,

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notify you if we have experienced any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

Bear, Stearns Securities Corp.

By:  /s/ Louis Lebedin
     --------------------------------------------
     Louis Lebedin
     Service Managing Director

Accepted:

The RBB Fund, Inc.
                                        Firm Name

By:  /s/ Edward J. Roach
     --------------------------------------------
     Edward J. Roach
     Name

     President
     Title

Address:    400 Bellevue Parkway
            Wilmington, DE  19809

Facsimile Number: (302) 791-4830

Date: November 17, 2005

PFPC Distributors, Inc.
                                        Firm Name

By:  /s/Bruno DiStefano
     --------------------------------------------
     Bruno DiStefano
     Name

     Vice President
     Title

Address:    760 Moore Road
            King of Prussia, PA  19406

Facsimile Number: (610) 382-8645

Date: November 14, 2005

[GRAPHIC APPEARS HERE]

                                   SCHEDULE A

In addition to other fees to which Bear Steams may be entitled, Bear Stearns shall receive fees at an annual rate set forth below in respect of the following shares payable pursuant to Rule 12b-1 under the Investment Company Act of 1940.*

                                 Investor Shares
                         12b-1 Fee: 0.25 of 1% Annually

                    Robeco Boston Partners All Cap Value Fund
                   Robeco Boston Partners Large Cap Value Fund
                    Robeco Boston Partners Mid Cap Value Fund
    Robeco Boston Partners Small Cap Value Fund II (Closed to new investors)
             Robeco Boston Partners Long/Short Equity Fund (Closed)

                              Institutional Shares
                                  No 12b-1 Fees

                    Robeco Boston Partners All Cap Value Fund
                   Robeco Boston Partners Large Cap Value Fund
                    Robeco Boston Partners Mid Cap Value Fund
    Robeco Boston Partners Small Cap Value Fund II (Closed to new investors)
             Robeco Boston Partners Long/Short Equity Fund (Closed)
                            Robeco WPG Core Bond Fund
                        Robeco WPG Large Cap Growth Fund
                              Robeco WPG Tudor Fund

----------
* Rule 12b-1 fees will be paid quarterly within one month following the end of each calendar quarter after Bear Steams supplies services to its customers who purchase Shares. These fees are based on the average daily net asset value of the Shares during the period covered by the payment. Bear Steams will not receive payment of any fees for any quarterly period if Bear Steams is entitled to less than $1,000. To the extent that the Distributor is required to waive any portion of the Rule 12b-1 fees payable to the Distributor by The RBB Fund, Inc., Bear Stearns shall waive a proportionate share of the Rule 12b-1 fees payable to Bear Steams hereunder.